UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2011
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification Number)
incorporation)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive
offices, including zip code)
Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Samson Litigation

     Between March 2009 and July 2009, Samson Resources Company, Samson Lone Star, LLC and Samson Contour Energy E&P, LLC (together, “Samson”) filed fifteen lawsuits in federal and state courts in Oklahoma and two lawsuits in state courts in New Mexico against Coffeyville Resources Refining & Marketing, LLC (“CRRM”), a subsidiary of CVR Energy, Inc., and other defendants. In addition, in May 2010, separate groups of plaintiffs filed two lawsuits against CRRM and other defendants in federal court in Oklahoma and Kansas. All of the lawsuits allege that Samson or the other respective plaintiffs sold crude oil to a group of companies, which generally are known as SemCrude or SemGroup (collectively, “Sem”), which later declared bankruptcy and that Sem has not paid such plaintiffs for all of the crude oil purchased from Sem. The Samson lawsuits further allege that Sem sold some of the crude oil purchased from the plaintiffs to J. Aron & Company (“J. Aron”) and that J. Aron sold some of this crude oil to CRRM. All of the lawsuits seek the same remedy, the imposition of a lien or trust, an accounting and the return of crude oil or the proceeds therefrom. The amount of the plaintiffs’ alleged claims are unknown since the price and amount of crude oil sold by the plaintiffs and eventually received by CRRM through Sem and J. Aron, if any, is unknown. CRRM timely paid for all crude oil purchased from J. Aron and intends to vigorously defend against these claims. In January 2011 CRRM filed claims against J. Aron in the United States Bankruptcy Court for the District of Delaware, requesting that J. Aron indemnify CRRM for any past and future losses and expenses incurred by CRRM in connection with the lawsuits. CRRM’s claims currently are based on breach of contract, breach of warranty of title, breach of implied covenant of good faith and fair dealing, and misrepresentation.

Catalytic Cracker

     CVR Energy, Inc. (the “Company”) announced that it expects its refinery in Coffeyville, Kansas to return to a crude throughput of over 110,000 barrels per day on January 18, 2011 and to full operations by January 22, 2011. The Company’s refinery experienced an equipment malfunction and small fire in connection with its fluid catalytic cracker on December 28, 2010, which caused the Company to reduce its crude throughput to just over 50,000 barrels per day after December 28, 2010. No one was injured in the incident. Repairs to the damaged fluid catalytic cracker are expected to cost approximately $4.5 million (before any insurance recovery). The Company also used the downtime to perform certain turnaround activities which had otherwise been scheduled for later in 2011, along with opportunistic maintenance, which cost approximately $4 million in total. Our results for the year ended December 31, 2010 will be minimally impacted (if at all) by the incident. We expect that the incident will have a negative impact on our results of operations for the quarter ended March 31, 2011 but that the incident will otherwise not have a long-term impact on our results of operations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: January 14, 2011

CVR Energy, Inc.
By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary